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EXHIBIT 8.1

[O'MELVENY & MYERS LLP LETTERHEAD]

July 15, 2003

The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401

  Re:
  Status as a Real Estate Investment Trust

Ladies and Gentlemen:

        You have requested our opinion concerning certain federal income tax considerations in connection with the registration by The Macerich Company (the "Company") of shares of its common stock, $.01 par value per share ("Common Stock"), and its series D cumulative convertible preferred stock, $.01 par value per share ("Series D Preferred Stock;" the Common Stock and Series D Preferred Stock being collectively referred to herein as the "Securities"), as more fully described in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 15, 2003 (the "Registration Statement," which includes the Prospectus). Capitalized terms used in this letter and not otherwise defined herein have the meanings assigned to such terms in the Prospectus.

        The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

        In rendering our opinion we examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement (including the exhibits thereto and all amendments made through the date hereof), (2) the Amended and Restated Limited Partnership Agreement of The Macerich Partnership, L.P. (the "Operating Partnership"), (3) the corporate charter of the Company, as supplemented by Articles Supplementary filed with the appropriate State of Maryland authorities on May 30, 1995, (4) the Articles Supplementary classifying and designating the Series D Preferred Stock filed with the Maryland State Department of Assessments and Taxation on July 25, 2002, (5) the organizational documents of Macerich Management Company, Macerich Property Management Company, LLC, Westcor Partners, LLC and Macerich Westcor Management, LLC (collectively referred to herein as the "Management Companies"), as well as those for Macerich PPR Corp. ("Macerich PPR") and Pacific Premier Retail Trust ("PPRT"), (6) the Company's Annual Report on Form 10-K for each of the years ended December 31, 1996 through December 31, 2002, (7) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, (8) records required by the Internal Revenue Code and Treasury Regulations relating to stock ownership and fair value of assets, prepared by the Company, Macerich PPR and PPRT, for the year ended December 31, 2002, and (9) such other documents and information provided to us as we deemed relevant to our opinion.

        In addition, we have been provided with a certificate, dated July 15, 2003 (the "Officer's Certificate"), executed by a duly appointed officer of the Company, as the corporation which is directly or indirectly serving as (i) the sole corporate general partner of the Operating Partnership and (ii) a general partner of each of the Property Partnerships (as defined in the Officer's Certificate), setting forth certain representations relating to the formation and operation of the Company and its subsidiaries (including Macerich PPR, PPRT, the Operating Partnership and the Property Partnerships).

        For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents, the Officer's Certificate, the partnership agreement for the Operating Partnership, the partnership agreements for the Property Partnerships, or the Prospectus. We have consequently assumed, with your permission, that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts, documents, or assumptions in a material way.

        We have also assumed for the purposes of this opinion that each of the Company and Macerich PPR is validly organized and duly incorporated under the laws of the State of Maryland, that PPRT is a duly organized and validly existing trust under the laws of the State of Maryland, that the Operating Partnership is a duly organized and validly existing partnership under the laws of the State of Delaware, and that each of the Management Companies and each of the Property Partnerships is a duly organized and a validly existing partnership under the laws of its state of organization.

        Based on the foregoing, we are of the opinion that:

        1.     The Company has qualified for treatment as a real estate investment trust ("REIT") under the Internal Revenue Code for its taxable years ended December 31, 2000, December 31, 2001 and December 31, 2002, and the Company's organization and method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2003, and to continue to meet such requirements in each taxable year thereafter.

        2.     The discussions in the Prospectus under the headings "Federal Income Tax Considerations," "Redemption of Series D Preferred Units and Common Units; Conversion of Series D Preferred Stock—Tax Consequences of Redemption of Units," and "Redemption of Series D Preferred Units and Common Units; Conversion of Series D Preferred Stock—Tax Consequences of Conversion of Series D Preferred Stock into Common Stock" fairly summarize the federal income tax considerations that are likely to be material to a holder of Securities.

        The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Internal Revenue Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders and the diversity of its stock ownership. O'Melveny & Myers LLP will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership and their subsidiaries, the sources of their income, the nature of their assets, the level of the Company's distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Internal Revenue Code for qualification and taxation as a REIT.

        For a discussion relating the law to the facts and the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the sections of the Prospectus under the heading "Federal Income Tax Considerations," "Redemption of Series D Preferred Units and Common Units; Conversion of Series D Preferred Stock—Tax Consequences of Redemption of Units," and "Redemption of Series D Preferred Units and Common Units; Conversion of Series D Preferred Stock—Tax Consequences of Conversion of Series D Preferred Stock into Common Stock."

        Other than as expressly stated above, we express no opinion on any issue relating to the Company, Macerich PPR, PPRT, the Operating Partnership, one or more of the Property Partnerships or to any investment therein. Furthermore, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter after the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of the name of our firm therein.

                      Respectfully submitted,

                      /s/ O'MELVENY & MYERS LLP

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  EXHIBIT 8.1